EXHIBIT 99.1

Contacts:	W. Randall Pittman, Emageon	Susan Noonan, The SAN Group, LLC
	205.980.7551	212.966.3650
Emageon Reports Fourth Quarter and 2005 Financial Results
Company Reports 61% Increase in Revenue for 2005
BIRMINGHAM, AL — (February 27, 2006) - Emageon Inc. (NASDAQ:EMAG) today reported financial results for the quarter and year ended December 31, 2005.
Revenue for the quarter ended December 31, 2005 was a record $24.3 million compared with $16.2 million in the fourth quarter of 2004, representing a 49% increase. Gross margin percentage in the quarter ended December 31, 2005 was 37%, compared to 30% in the quarter ended December 31, 2004. For the quarter ended December 31, 2005, net loss increased to $(4.0) million, or $(0.20) per share, compared to the net loss of $(2.2) million in the quarter ended December 31, 2004. The increase in net loss is primarily attributable to costs and charges related to the acquisition of Camtronics Medical Systems, Ltd. (Camtronics) on November 1, 2005. These costs and charges totaling $1.4 million include a charge relating to the write off of a trade name not used subsequent to the acquisition, integration of Camtronics operations into those of Emageon, the write off of in-process research and development and amortization of intangible assets acquired in the Camtronics acquisition.
Revenue for the year ended December 31, 2005 was $73.8 million, an increase of 61% over revenue of $45.8 million for the year ended December 31, 2004. Gross margin percentage in the year ended December 31, 2005, was 42%, compared to 30% in the year ended December 31, 2004. For the year ended December 31, 2005, net loss was $(5.1) million, or $(0.28) per share, an improvement over the net loss of $(10.5) million in the year ended December 31, 2004.
Cash flow provided by (used in) operations for the three months and year ended December 31, 2005 was $1.4 million and $(2.4) million, respectively. At December 31, 2005, Emageon had $20.4 million in unrestricted cash, cash equivalents and marketable securities.
Contracted backlog at December 31, 2005 was a record $158 million, an increase of 34% over the backlog of $118 million at December 31, 2004. Contracted backlog represents the aggregate total of fees for contracted future installations and support of existing installations.
The Company reconfirmed its previously announced revenue projection for 2006, a range of $122 to $125 million. The Company had previously announced expected 2006 earnings per share of $0.14 to $0.18 per share. Due to larger than expected non-cash amortization of purchased intangible assets related to the Camtronics acquisition, Emageon now expects earnings per share of $0.02 to $0.06 per share, excluding the impact of any integration charges related to the acquisition of Camtronics. The expected 2006 impact of the amortization of purchased intangibles such as technology, customer relationships and trade names associated with the Camtronics acquisition will be a non-cash charge of $0.18 per share as opposed to the original estimate of $0.06 per share. The Company still expects an incremental non-cash expense of $0.10 per share related to the adoption of FAS 123R (stock option expense). The 2006 projected earnings per share of $0.02 to $0.06 is net of the $0.28 per share in non-cash charges described above.
“We were pleased with our first year as a public company,” said Chuck Jett, Chairman and CEO of Emageon. “We were able to hit all of our revenue growth goals and we successfully expanded our platform to include cardiology with our acquisition of Camtronics.”

1200 Corporate Drive, Suite 200 • Birmingham, AL 35242 • 866.EMAGEON • www.emageon.com	page 1 of 5

Emageon will host a conference call for investors on February 27, 2006 at 5:00 p.m. EST to discuss these financial results. This call is being webcast by Thomson/CCBN and can be accessed at Emageon’s Web site at www.emageon.com. The dial-in number for the call is 866.510.0676 (international 617.597.5361) and the passcode is 34760929. Replay is available from 7:00 p.m. Central Time, February 27, 2006 until 11:59 p.m. Central Time, March 9, 2006 at 888-286-8010 (international 617-801-6888) and passcode 61834333.
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
This press release contains forward-looking statements about Emageon which represent the Company’s current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this press release are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with its history of operating losses, the risk that it may not manage its growth effectively, the risk that acquisitions could result in integration difficulties, dilution or other adverse financial consequences, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, its customers’ reliance on third party reimbursements, and the potential impact on its business of FDA regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on March 31, 2005. Emageon undertakes no obligation to update these forward-looking statements or any other information provided in this press release except as may be required by law.
About Emageon
Emageon provides an enterprise-level advanced visualization and infrastructure solution for the clinical analysis and management of digital medical images within multi-hospital networks, community hospitals and diagnostic imaging centers. Emageon’s software, including its HeartSuite set of cardiology solutions from its Camtronics subsidiary, provides physicians in multiple medical specialties such as cardiology, radiology, and orthopedics, among others, with dynamic tools to manipulate and analyze images in two and three dimensions. With these tools physicians have the ability to better understand internal anatomic structure and pathology, which can improve clinical diagnoses, disease screening and therapy planning. Emageon’s open standards-based solution is designed to help customers improve staff productivity, automate complex medical imaging workflow, lower total cost of ownership and provide better service to physicians and patients. For more information, please visit www.emageon.com.

Press Release

1200 Corporate Drive, Suite 200 • Birmingham, AL 35242 • 866.EMAGEON • www.emageon.com	page 2 of 5

Unaudited Statements of Operations
Dollars in Thousands Except Per Share Amounts

	For the Three Months		For the Year Ended
	Ended December 31		December 31
	2005	2004	2005	2004

Revenue:
System sales	$15,430	$12,313	$50,041	$33,441
Support services	8,849	3,933	23,750	12,361

Total revenue	24,279	16,246	73,791	45,802
Cost of revenue:
System sales	10,512	8,292	28,294	21,452
Support services	4,872	3,086	14,666	10,728

Total cost of revenue	15,384	11,378	42,960	32,180

Gross profit	8,895	4,868	30,831	13,622
Operating expenses:
Research and development	3,436	1,867	10,718	6,021
Sales and marketing	4,228	2,523	11,782	9,027
General and administrative	4,047	2,372	12,316	8,024
Amortization and write-off of intangible assets related to Camtronics acquisition	838	—	838	—
Write-off of trademark	250	—	250	—
Integration costs related to Camtronics acquisition	244	—	244	—

Total operating expenses	13,043	6,762	36,148	23,072

Operating loss	(4,148)	(1,894)	(5,317)	(9,450)
Other income (expense):
Interest income	290	14	1,497	31
Interest expense	(124)	(323)	(1,249)	(1,053)
Other	(10)	—	(10)	—

Total other income (expense)	156	(309)	238	(1,022)

Net loss	$(3,992)	$(2,203)	$(5,079)	$(10,472)

Net loss per share-basic and diluted	$(0.20)	$(0.82)	$(0.28)	$(4.07)

Weighted average common stock outstanding	20,300,776	2,709,340	17,975,083	2,589,832

PRESS RELEASE

1200 Corporate Drive, Suite 200 • Birmingham, AL 35242 • 866.EMAGEON • www.emageon.com	page 3 of 5

Summary Balance Sheets
Dollars in Thousands

	December 31
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,520	$5,994
Marketable securities	4,855	—
Trade accounts receivable, net	29,100	14,255
Inventories	3,302	—
Prepaid expenses and other current assets	8,026	4,849

Total current assets	60,803	25,098
Fixed assets, net	21,433	8,832
Restricted cash	535	903
Noncurrent assets	884	62
Intangible assets	34,261	6,873

Total assets	$117,916	$41,768

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and other accrued expenses	$21,994	$10,053
Deferred revenue	25,312	21,357
Current portion of long-term debt and capital lease obligations	2,751	3,092

Total current liabilities	50,057	34,502
Long-term deferred revenue	3,221	2,796
Deferred tax liability	95	95
Long term debt and capital lease obligations less current portion	986	6,397

Total liabilities	54,359	43,790
Redeemable preferred stock	—	30,348
Stockholders’ equity (deficit)	63,557	(32,370)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$117,916	$41,768

The following table presents Emageon’s pro forma net loss per share, a non-GAAP financial measurement, calculated as if the initial public offering had been completed as of the beginning of each period presented. The table illustrates the adjustments made to the weighted average shares of common stock outstanding set forth above in order to determine the pro forma common shares outstanding for each period. The pro forma net loss per share presented for each period was calculated by dividing the net loss for such period set forth above by the pro forma common shares outstanding, determined as shown below.

	For the Year Ended December 31
	2005	2004
Weighted average shares outstanding	17,975,083	2,589,832
Effect of conversion of preferred stock	1,336,859	10,827,403
Effect of required exercise of warrants	66,216	537,082
Effect of issuance of escrowed common stock released upon completion of IPO	21,089	382,557
Effect of issuance of common stock in IPO (including overallotment shares)	717,123	5,750,000

Total pro forma shares outstanding	20,116,370	20,086,874

Pro forma net loss per share	$(0.25)	$(0.52)

PRESS RELEASE

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Emageon believes that the pro forma net loss per share non-GAAP financial measure provides an additional meaningful measure of operating performance. By reflecting the Company’s current capital structure, Emageon believes the pro forma net loss per share calculation enhances an overall understanding of the Company’s current and historical financial performance, in light of its current capital structure. The Company also believes the inclusion of this non-GAAP financial measure enhances the consistency and comparability of reported financial results and will enable investors to more thoroughly evaluate current and future performance compared to past performance. However, this information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the Company’s operating and other financial information as determined under U.S. generally accepted accounting principles.
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PRESS RELEASE

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